Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103163, 333-88535, 33-57849, 33-72186, 33-54026, 33-44485, 33-37470, 33-37469, 33-34728, 33-34519, 33-25639, 33-22147, 333-58772 and 333-122559 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Maxim Integrated Products, Inc. and its subsidiaries (collectively the “Company”) and management’s report on the effectiveness of internal control over financial reporting dated September 7, 2005, appearing in this Annual Report on Form 10-K of the Company for the year ended June 25, 2005.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

September 7, 2005